Exhibit 99.1

American Apparel Announces Pricing of Public Offering of Common Stock

LOS ANGELES, CA, March 26, 2014 – American Apparel, Inc. (NYSE MKT: APP) (the “Company”) announced today that it priced an underwritten public offering of 61,000,000 shares of its common stock at a price to the public of $0.50 per share.  The Company intends to use the net proceeds of the offering to fund working capital and for general corporate purposes, including its April 2014 cash interest payment on the Company’s senior secured notes.

The Company granted to the underwriters a 30-day option to purchase up to 9,150,000 additional shares of its common stock to cover over-allotments, if any.  The Company’s common stock is listed on the NYSE MKT under the symbol “APP.”  The offering is expected to close on or about March 31, 2014, subject to customary closing conditions.

Roth Capital Partners is acting as sole book-running manager, and Brean Capital and National Securities Corporation, a wholly-owned subsidiary of National Holdings, Inc. (NHLD), are acting as co-managers for the offering.

The shares of common stock will be issued pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission (“SEC”).  A preliminary prospectus supplement related to the offering was filed with the SEC and is available on the SEC’s website located at http://www.sec.gov.  Copies of the final prospectus supplement and the accompanying prospectus related to the offering may be obtained from Roth Capital Partners, Attention: Equity Capital Markets, 888 San Clemente Drive, Newport Beach, CA 92660, (800) 678-9147.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Cautionary Statement about Forward-Looking Statements

This release contains forward-looking statements, including statements about the offering and use of proceeds.  Such forward-looking statements are based upon the current beliefs and expectations of the Company’s management, but are subject to risks and uncertainties associated with market conditions and the satisfaction of closing conditions related to the proposed offering, as well as the risks and uncertainties described in the Company’s filings with the SEC, which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements, including, among others, whether or not the Company will ultimately consummate the offering of common stock on the terms set forth in this release or at all, the timing and amount of proceeds of any such offering and if any such offering is consummated, the uses of proceeds of the offering.  All forward-looking statements are qualified in their entirety by this cautionary statement and speak only as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

American Apparel, Inc.

John J. Luttrell

Chief Financial Officer

(213) 488-0226